Exhibit 99.1

At Ultratech:

Bruce Wright

Sr. Vice President, Finance/CFO

Laura Rebouche

Vice President of Investor Relations and

Corporate Communications

Phone:  408-321-8835

AMD EXECUTIVE VP HENRI RICHARD JOINS ULTRATECH BOARD OF DIRECTORS

SAN JOSE, CA – April 20, 2006 – Ultratech, Inc. (Nasdaq: UTEK) today announced the appointment of Henri Richard, executive vice president and chief sales and marketing officer at AMD (NYSE:AMD), to its Board of Directors.

Mr. Richard’s current duties at AMD include oversight of the company’s global field sales and support organization, corporate marketing, and go-to-market activities for all of AMD’s customer segments, including commercial, consumer and innovative solutions groups, and the company’s 50x15 digital inclusion initiative.

Mr. Richard joined AMD in 2002 as group vice president, Worldwide Sales. In 2003, he was promoted to senior vice president, Worldwide Sales and Marketing, and in 2004 he was appointed to his current position as a company officer. Prior to joining AMD, Mr. Richard was executive vice president of Worldwide Field Operations at WebGain, Inc., a privately held provider of Java software for Fortune 500 companies. Before WebGain, he was vice president of Worldwide Sales and Support for IBM’s Technology Group. Over his career, Mr. Richard has also held senior executive positions with several notable companies in the U.S. and Europe, including tenures as president of the Computer Products Group at Bell Microproducts, executive vice president at Karma International, and vice president at Seagate Technology/Conner Peripherals.

“Henri’s extensive background at leading-edge semiconductor companies complements the experience of our other directors and will be invaluable to Ultratech, as we continue our roadmap for technology leadership in our served markets, said Arthur Zafiropoulo, chairman and CEO. “We are delighted to have him on our board.”

Mr. Richard holds a bachelor’s degree in science and technology from École Nationale Radiotechnique Electronique Appliquee in France.

About Ultratech:  Ultratech, Inc. (Nasdaq: UTEK) designs, manufactures and markets photolithography equipment used worldwide in the fabrication of semiconductor and nanotechnology devices, and has expanded its technology scope in pioneering laser processing technology for IC manufacturing. Founded in 1979, Ultratech is a market leader in gold and solder bump lithography. Its products are designed to substantially reduce the cost of ownership for manufacturers in the electronics industry. The company’s home page on the World Wide Web is located at www.ultratech.com.

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